                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098


PROSPECTUS SUPPLEMENT


                                  $586,992,000


                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020

                                       AND

                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES


         This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001, February 22, 2001, March 5, 2001, April 5, 2001, April 19,
2001, May 10, 2001, July 5, 2001, July 12, 2001, July 27, 2001, October 19,
2001, November 13, 2001, November 28, 2001, January 15, 2002, January 31, 2002
and February 7, 2002 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.


                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders, and the percentages are based on $586,992,000 principal amount at maturity of debentures outstanding. The number of shares of class B common stock that may be sold is calculated based upon the current conversion rate of 11.2048 shares of class B common stock per $1,000 principal amount at maturity of a debenture. The table of selling securityholders, as amended to date, may reflect the names of certain selling securityholders who are transferees of the debentures beneficially held by other selling securityholders previously identified in the table. As a result, the totals of the amounts listed under the headings "Principal Amount at Maturity of Debentures That May Be Sold" and "Number of Shares of Class B Common Stock That May Be Sold" in the table, as amended to date, may exceed the actual aggregate principal amount at maturity of debentures and the number of shares of class B common stock issuable upon conversion of such debentures to which the prospectus, as amended by this prospectus supplement, relates.


                                          Principal Amount at       Percentage of      Number of Shares of
                                        Maturity of Debentures        Debentures      Class B Common Stock
                    Name                   That May Be Sold          Outstanding        That May Be Sold
                    ----                   ----------------          -----------        ----------------
Family Service Life Insurance Co. .....         $ 500,000                 *                   5,602
Guardian Life Insurance Co. ...........        18,500,000               3.15%               207,288
Guardian Pension Trust ................         1,000,000                 *                  11,204
Park Avenue Life Insurance Co. ........         1,000,000                 *                  11,204

--------------------
* Less than 1%.

               The date of this prospectus supplement is March 22, 2002.